AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 10, 2007
                    REGISTRATION NO. 333-____________________

 ------------------------------------------------------------------------------
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                          ----------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          ----------------------------

                          TEMECULA VALLEY BANCORP INC.
             (Exact Name of Registrant as Specified in Its Charter)
                          ----------------------------

                                   CALIFORNIA
         (State or other jurisdiction of incorporation or organization)

                                   46-0476193
                         (I.R.S. Employer Identification
                                    Number)

                       27710 JEFFERSON AVENUE, SUITE A100
                           TEMECULA, CALIFORNIA 92590
                                 (951) 694-9940
       (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                          ----------------------------

                               STEPHEN H. WACKNITZ
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          TEMECULA VALLEY BANCORP INC.
                       27710 JEFFERSON AVENUE, SUITE A100
                           TEMECULA, CALIFORNIA 92590
                                 (951) 694-9940

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                          ----------------------------

                        COPIES OF ALL CORRESPONDENCE TO:
                            STEPHANIE E. ALLEN, ESQ.
                            MCANDREWS, ALLEN & MATSON
                       1100 SOUTH COAST HIGHWAY, SUITE 308
                         LAGUNA BEACH, CALIFORNIA 92651
                                 (949) 497-0290
                          ----------------------------

     FROM TIME TO TIME AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
        (Approximate date of commencement of proposed sale to the public)

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. X

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|_________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
|-|---------

         If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. |_|

         If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

----------------------- --------------------- -------------------- --------------------- --------------------
Title of Each Class     Amount to be          Proposed Maximum     Proposed Maximum      Amount of
of Securities to be     Registered            Offering Price Per   Aggregate Offering    Registration Fee
Registered                                    Unit                 Price
----------------------- --------------------- -------------------- --------------------- --------------------
Common Stock, no par    1,400,569 shares (1)  $23.13 (2)           $32,395,160 (2)       $3,466 (2)
value
----------------------- --------------------- -------------------- --------------------- --------------------

         (1) In the event of a stock split, stock dividend, anti-dilution adjustment or similar transaction involving common stock of the registrant, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.

         (2) The proposed maximum offering price per share has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act and is based upon the average of the high and low sale prices of the registrant's common stock, no par value, as reported on The NASDAQ Global Select Market on January 8, 2007.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The securities may not be sold under this prospectus until the registration filed with the Securities and Exchange Commission is effective.

                  SUBJECT TO COMPLETION, DATED JANUARY 10, 2007

PROSPECTUS

                          TEMECULA VALLEY BANCORP INC.

                        1,400,569 SHARES OF COMMON STOCK

         This is a public offering of 1,400,569 shares of our common stock. All shares are being offered by selling shareholders identified in this prospectus. We will not receive any of the proceeds from the sale of shares by the selling shareholders.

         Temecula Valley Bancorp common stock is listed and trades on The NASDAQ Global Select Market with the trading symbol: "TMCV." On January 8, 2007, the closing sale price of one share of Temecula Valley Bancorp common stock on The NASDAQ Global Select Market was $23.10.

         Our principal executive offices are located at 27710 Jefferson Avenue, Suite A100, Temecula, California, 92590, and our telephone number is (951) 694-9940.

         AN INVESTMENT IN THESE SECURITIES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

         This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


              The date of this prospectus is ______________, 2007.

                                TABLE OF CONTENTS

                                                                 PAGE
Prospectus Summary                                                 1
Risk Factors                                                       8
Use of Proceeds                                                   15
Selling Shareholders                                              16
Plan of Distribution                                              20
Where You Can Find More Information                               22
Legal Matters                                                     22
Experts                                                           22
Cautionary Statement Concerning Forward Looking Statements        23

1

                               PROSPECTUS SUMMARY

         TO FULLY UNDERSTAND THIS OFFERING AND ITS CONSEQUENCES TO YOU, YOU SHOULD READ THE FOLLOWING SUMMARY ALONG WITH THE MORE DETAILED INFORMATION AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. IN THIS PROSPECTUS, THE WORDS "WE," "US," "OUR" AND SIMILAR TERMS REFER TO TEMECULA VALLEY BANCORP INC. AND ITS SUBSIDIARY TEMECULA VALLEY BANK, ON A CONSOLIDATED BASIS, UNLESS THE CONTEXT PROVIDES OTHERWISE.

TEMECULA VALLEY BANCORP INC.

         We formed Temecula Valley Bancorp Inc. in 2002 to serve as a holding company for Temecula Valley Bank. We reincorporated our holding company from Delaware into California in December 2003 as a tax savings measure. Our holding company is a bank holding company registered with the Board of Governors of the Federal Reserve System ("Federal Reserve") under the Bank Holding Company Act of 1956, as amended ("BHCA"). Our holding company's activities consist of owning the outstanding shares of our bank, Temecula Valley Statutory Trust I, Temecula Valley Statutory Trust II, Temecula Valley Statutory Trust III, Temecula Valley Statutory Trust IV and Temecula Valley Statutory Trust V.

TEMECULA VALLEY BANK

         Our bank was organized in 1996 and commenced operations on December 16, 1996 as a national banking association. Our bank converted from a national charter to a state charter on June 29, 2005 to take advantage of higher legal lending limits and reduced examination fees. The deposits of our bank are insured by the Federal Deposit Insurance Corporation ("FDIC") up to the applicable limits. Our bank has no subsidiaries.

CORPORATE AND FINANCIAL INFORMATION

         We operate three core business lines: community banking, construction lending and Small Business Administration ("SBA") lending. Our community banking franchise operates through ten full-service banking offices in Southern California. Our construction lending business conducts operations through our branching network and from loan production offices ("LPOs") in Southern and Northern California. Our third core business line, SBA lending, includes a network of LPOs in various states.

         As of September 30, 2006, we had total assets, loans (net of deferred fees), deposits and shareholders' equity of $1.14 billion, $1.06 billion, $1.02 billion and $73.0 million, respectively. These balances reflect increases of 44%, 55%, 45% and 35% for assets, loans, deposits and shareholders' equity, respectively, from September 30, 2005.

         We have operated with the goal of achieving double-digit growth annually in assets and earnings. Consistent with this goal, from December 31, 2001 to September 30, 2006, we achieved:

         o 38% CAGR* in assets
         o 41% CAGR in loans
         o 40% CAGR in SBA loans
         o 38% CAGR in deposits
         o 39% CAGR in diluted earnings per share

         * compounded annual growth rate

         From December 31, 2001 to September 30, 2006, our ratio of nonperforming assets (net of government guarantees) to assets never exceeded 0.62%. In addition, in the periods following December 31, 2001 to September 30, 2006, we maintained an annual return on average equity of at least 24.34% and an annual net interest margin of at least 5.69%.

OUR MARKET AREA

         OUR COMMUNITY BANKING. Our ten full service banking offices in Southern California are located in Carlsbad, Corona, El Cajon, Escondido, Fallbrook, Murrieta, Ontario, the Rancho Bernardo area of San Diego, Solana Beach and Temecula. These locations serve the counties of Riverside, San Bernardino and San Diego.

         Temecula and the surrounding areas in southwest Riverside County have grown dramatically since 1990. From 1990 to 2004, Temecula's population nearly tripled from 27,099 to 77,460. The population growth in the Inland Empire, which includes Riverside, San Bernardino and portions of San Diego Counties, is projected to increase in population by 1.8 million, from 3.2 million to 5 million, from 2000 to 2020. Migration from San Diego toward more affordable housing and quality of life factors has contributed to this growth. We believe that the market in which we operate provides the opportunity to generate a stable core deposit base. Furthermore, the projected growth in population likely will continue to support commercial and industrial lending, support continued real estate development, construction, health care, transportation and education and favors the expansion of community-based banking services. Source: John Husing Report 2005 and U.S. Census 2000.

         OUR CONSTRUCTION LENDING. Our Real Estate Industries Group ("REIG"), responsible for our construction lending products, provides services in Southern California and in the San Francisco Bay area of Northern California. Our REIG has successfully taken advantage of the favorable market conditions in Southern California as well as those in the counties surrounding the San Francisco Bay area. The overall San Francisco Bay area population has grown from 2000 to 2005. Population growth in this area has been and is projected to continue in part as a result of significant international migration and desirable living standards.
Sources: East Bay Indicators 2006.

         OUR SBA LENDING. Our SBA LPO's as of September 30, 2006 provide services in the following states: Arizona, California, Colorado, Connecticut, Florida, Georgia, Illinois, Nebraska, Nevada, New Jersey, New York, North Carolina, Ohio, Oregon and Texas. In January 2007 or shortly thereafter, offices in New York, Connecticut, New Jersey and all but one office in Florida will be closed as the bank focuses its SBA lending efforts in the mid and western United States. As of November 15, 2006, we were ranked the 17th largest SBA 7(a) lender and the 11th largest SBA 504 third-party lender in the country, according to data made available by the SBA. The market areas for LPO's are established around personnel who are known SBA producers with knowledge and experience in that particular market, and with significant ties to the community. The low cost of establishing SBA LPOs allows us to move in and out of markets in a timely and productive manner.

RECENTLY ISSUED ACCOUNTING STANDARDS

         Several recently issued accounting standards and issuances may apply to us. The standards address a requirement that an employer recognize a plan's overfunded or underfunded status in its balance sheets and recognize the changes in a plan's funded status in comprehensive income in the year in which the changes occur and require an employer to measure plan assets and obligations that determine its funded status as of the end of its fiscal year. Other standards clarify the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establish a fair value hierarchy that prioritizes the information used to develop those assumptions. An SEC Staff Accounting Bulletin requires the evaluation of prior-year misstatements using both the balance sheet approach and the income statement approach. Under Emerging Issues Task Force 06-4 we are required to recognize a liability related to the postretirement benefits covered by an endorsement split-dollar life insurance arrangement and as a result of the 06-5 Task Force issuance a policyholder should consider any additional amounts included in the contractual terms of the policy in determining the amount that could be realized under the insurance contract. As a result of FASB Interpretation No. 48, guidance has been provided on the accounting for uncertainty in income taxes recognized in an entity's financial statements in accordance with SFAS No. 109. SFAS No. 156 clarifies when a servicer should separately recognize servicing assets and servicing liabilities and permits an entity to choose either the "Amortization Method" or "Fair Value Measurement Method" for subsequent measurement of each class of such assets and liabilities. SFAS No. 155 allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to account for the whole instrument on a fair value basis. SFAS No. 155 also clarifies and amends certain other provisions of SFAS No. 133 and SFAS No. 140 including which interest-only strips are not subject to the requirements of SFAS No. 133. In addition, accounting standards that apply to us concern the accounting for transactions in which an entity obtains employee services in share-based payment transactions; retrospective application to prior periods' financial statements of changes in accounting principle and error correction; a three step process in determining when an investment is considered impaired, whether that impairment is other than temporary, and the measurement of an impairment loss.

SUPERVISION AND REGULATION

         Bank holding companies and banks are extensively regulated under state and federal law. As a bank holding company, our holding company principally is subject to Federal Reserve regulations. Our holding company is required to file with the Federal Reserve quarterly and annual reports and such additional information the Federal Reserve may require pursuant to the BHCA. The Federal Reserve may conduct examinations of bank holding companies and their subsidiaries. Under a policy of the Federal Reserve, with respect to bank holding company operations, a bank holding company is required to serve as a source of financial strength to its subsidiary depository institutions and to commit resources to support such institutions in circumstances where it might not do so absent such a policy. As a California state-chartered bank, our bank is subject to supervision, periodic examination and regulation by the California Department of Financial Institutions ("DFI") and the FDIC. Our bank's deposits are insured (presently $100,000 per account) by the Bank Insurance Fund ("BIF"), which is operated by the FDIC. If, as a result of an examination of our bank, the regulators should determine that the financial condition, capital resources, asset quality, earnings prospects, management, liquidity or other aspects of our bank's operations are unsatisfactory or that our bank or its management is violating or has violated any law or regulation, various remedies are available to the regulators. Such remedies include the power to enjoin unsafe or unsound practices, to require affirmative action to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct an increase in capital, to restrict growth, to assess civil monetary penalties, to remove officers and directors and ultimately to request the FDIC to terminate our bank's deposit insurance. Our bank has never been subject to any such enforcement actions.

         Various requirements and restrictions under the laws of the United States affect the operations of our bank. Statutes and regulations relate to many aspects of our bank's operations, including reserves against deposits, ownership of deposit accounts, interest rates payable on deposits, loans, investments, mergers and acquisitions, borrowings, dividends, locations of branch offices and capital requirements. Further, our bank is required to maintain certain levels of capital.

RECENT AND PROPOSED LEGISLATION

         From time to time, legislation is enacted that has the effect of increasing the cost of doing business, limiting or expanding permissible activities or affecting the competitive balance between banks and other financial institutions. Proposals to change the laws and regulations governing the operations and taxation of banks and other financial institutions are frequently made in Congress, in the California legislature and by various bank regulatory agencies. Recent legislation includes the Sarbanes-Oxley Act of 2002 implementing legislative reforms intended to address corporate and accounting fraud; the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the USA PATRIOT Act), which subjects financial institutions to prohibitions against specified financial transactions and account relationships as well as enhanced due diligence and "know your customer" standards in their dealings with foreign financial institutions and foreign customers; and many federal and state consumer protection statutes and regulations, an area which has recently received intense regulatory focus.

         In October 2006, the federal banking agencies issued final guidance on residential mortgage products that allow borrowers to defer repayment of principal and sometimes interest, including "interest only" mortgage loans, and "payment option" adjustable rate mortgages where a borrower has flexible payment options, including payments that have the potential for negative amortization. The federal banking agencies are concerned that these and other practices described in the guidance can present unique risks institutions must appropriately manage. In December 2006, the federal banking agencies issued guidance on the allowance for loan losses which revises a publication on the subject in 1992 to ensure consistency with generally accepted accounting principles. In December 2006, banking regulators issued guidance regarding high concentrations of real estate loans within bank lending portfolios. The guidance requires institutions that exceed certain levels of real estate lending to maintain higher capital ratios than institutions with lower concentrations, if they do not have appropriate risk management policies and practices in place. None of these three recent issuances is expected to have a materially adverse effect on our company.

         Changes to federal and state laws and regulations (including changes in interpretation or enforcement) can affect the operating environment of bank holding companies and their subsidiaries in substantial and unpredictable ways. From time to time, various legislative and regulatory proposals are introduced. These proposals, if codified, may change banking statutes and regulations and our holding company's operating environment in substantial and unpredictable ways. If codified, these proposals could increase or decrease the cost of doing business, limit or expand permissible activities or affect the competitive balance among banks, savings associations, credit unions and other financial institutions. Our holding company cannot accurately predict whether those changes in laws and regulations will occur, and, if those changes occur, the ultimate effect they would have upon our financial condition or results of operations. It is likely, however, that the current high level of enforcement and compliance-related activities of federal and state authorities will continue and potentially increase.

CAPITAL ADEQUACY REQUIREMENTS

         The federal banking agencies have adopted regulations establishing minimum requirements for capital adequacy. These agencies may establish higher minimum requirements if, for example, a bank or company previously has received special attention or has a high susceptibility to interest rate risk. In addition, as a result of the bank regulatory guidance issued in December 2006 regarding high concentrations of real estate loans, our regulators may request increased capital levels if we do not have in place the appropriate risk management policies and practices.

         Our bank was "well capitalized" according to the guidelines discussed above, as of September 30, 2006.

DEPOSIT INSURANCE ASSESSMENTS

         Our bank's deposits are insured (presently $100,000 per depositor) by the BIF, which is operated by the FDIC. FDIC insured depository institutions pay insurance premiums at rates based on their risk classification. In addition, the FDIC can impose special assessments in certain instances. The current range of BIF assessments are (not including FICO bond assessments) between 0.0% and 0.27% per $100 of domestic deposits. The rate for our bank was 0.0% for 2004 and 2005. Beginning in the third quarter of 2007, the new rates will vary between five and forty two cents for every $100 of domestic deposits. Thus, for the third and fourth quarters of 2007, our bank will pay BIF insurance premiums currently estimated to be $295,000.

CHANGE IN CONTROL

         The BHCA prohibits our holding company from acquiring direct or indirect control of more than 5% of the outstanding voting securities or substantially all the assets of any bank or savings bank, or merging or consolidating with another bank holding company or savings bank holding company, without prior approval of the Federal Reserve. Similarly, Federal Reserve approval (or in certain cases, nondisapproval) must be obtained prior to any person acquiring control of a bank holding company.

EXAMINATIONS

         The Federal Reserve, through the BHCA, has the authority to examine and evaluate our holding company and its subsidiaries. The DFI and the FDIC periodically examine and evaluate state-chartered non-member banks, including our bank. These examinations review areas such as capital adequacy, allowance for loan losses, loan portfolio quality and management, consumer and other compliance issues, investments and management practices. In addition to these regular examinations, we are required to furnish certain reports to the Federal Reserve, the FDIC and the DFI.

FEDERAL SECURITIES LAW

         Our holding company has registered its common stock with the Securities and Exchange Commission ("SEC") pursuant to Section 12(b) of the Exchange Act. As a result of such registration, the proxy and tender offer rules, insider trading reporting requirements, corporate governance, annual and periodic reporting and other requirements of the Exchange Act are applicable to our holding company.

TRANSACTIONS WITH INSIDERS AND AFFILIATES

         Depository institutions are subject to the restrictions contained in
Section 22(h) of the Federal Reserve Act, which provides that loans to directors, executive officers and stockholders who own more than 10% of a depository institution and certain affiliated entities of any of the foregoing, may not exceed, together with all other outstanding loans to such person and affiliated entities, the institution's loans-to-one-borrower limit (as discussed below). Section 22(h) also prohibits loans above amounts prescribed by the appropriate federal banking agency to directors, executive officers and stockholders who own more than 10% of an institution, and their respective affiliates, unless such loans are approved in advance by a majority of the board of directors of the institution.

         Transactions between a bank and its "affiliates" are quantitatively and qualitatively restricted under the Federal Reserve Act. The Federal Deposit Insurance Act applies Sections 23A and 23B to insured nonmember banks in the same manner and to the same extent as if they were members of the Federal Reserve System.

MONETARY POLICY

         The monetary policies of regulatory authorities, including the Federal Reserve, have a significant effect on the operating results of banks.

EMPLOYEES

         As of September 30, 2006, our bank had 290 full-time employees and 20 part time employees. Our holding company has no employees. Our employees are not represented by any collective bargaining group. We consider our relations with our employees to be satisfactory.


                                  THE OFFERING

         This prospectus covers the resale by the selling shareholders of the shares of common stock described below:


Outstanding shares of common stock                1,400,569 shares

Use of proceeds                                   All proceeds of this offering will be received by
                                                  selling shareholders for their own accounts.  See "Use
                                                  of Proceeds."

The NASDAQ Global Select Market trading symbol    TMCV

Risk factors                                      You should read the "Risk Factor" beginning on page 8,
                                                  as well as other cautionary statements throughout or
                                                  incorporated by reference in this prospectus, before
                                                  investing in shares of our common stock.

                 SUMMARY CONSOLIDATED HISTORICAL FINANCIAL DATA

         The following table sets forth selected historical financial data of Temecula Valley Bancorp Inc. The selected financial data as of and for each of the last five fiscal years has been derived from the audited financial statements of Temecula Valley Bancorp Inc. that are incorporated by reference into this prospectus. The selected financial data as of and for the nine months ended September 30, 2006 and 2005 has been derived from the unaudited financial statements of Temecula Valley Bancorp, Inc. that are incorporated by reference into this prospectus.

         The data may not necessarily be indicative of our future results of operations or financial position and should be read in conjunction with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the related notes included in our latest annual report on Form 10-K and quarterly report on Form 10-Q.


                                              As of and for                     As of and for
                                          the Nine Months Ended                the Year Ended
                                              September 30,                      December 31,
                                      ------------------------- ----------------------------------------------------------
                                          2006       2005         2005      2004        2003        2002        2001
                                      ------------------------------------------------------------------------------------
Balance Sheet Data:                                          (Dollars in Thousands except per share data)
Assets                                $1,143,971  $  794,833  $  868,988  $  606,828  $  431,212   $  310,506  $  190,024
Loans (including loans held for
sale)                                  1,061,515     686,378     753,247     530,196     360,749      271,426     150,275
Other Real Estate Owned                    2,131       2,111       2,111         303         485            -           -
Fed Funds Sold                             4,350      32,240      33,200      16,800      21,400            -      16,400
FRB/FHLB stock                             1,969       2,868       3,099       2,378       1,145        1,460         517
Deposits                               1,017,455     703,881     742,432     534,768     383,487      269,321     172,928
FHLB advances                                  -           -      30,000           -           -       10,000           -
Junior subordinated debt                  41,240      28,868      28,868      20,620      12,372        7,217           -
Stockholders' equity                      72,960      53,954      58,180      42,903      29,683       19,616      15,104

Income Statement:
Interest income                       $   66,533  $   40,217  $   58,125  $   33,615  $   23,891   $   16,509  $   12,003
Interest expense                          23,035       9,609      14,584       6,415       4,947        3,125       2,734
                                      ------------------------------------------------------------------------------------
Net interest income                       43,498      30,608      43,541      27,200      18,944       13,384       9,269
Provision for loan losses                  2,760       1,989       2,897       3,821       1,022        2,460         400
                                      ------------------------------------------------------------------------------------
Net interest income                       40,738      28,619      40,644      23,379      17,922       10,924       8,869
   after provision for loan losses
Non interest income                       15,749      18,847      23,822      28,699      24,481       17,942       8,972
Non interest expense                      34,735      29,967      40,627      33,964      29,121       21,801      14,832
                                      ------------------------------------------------------------------------------------
Income before income taxes                21,752      17,499      23,839      18,114      13,282        7,065       3,009
Provision for income taxes                 9,224       7,269       9,886       7,536       5,428        2,875       1,205
                                      ------------------------------------------------------------------------------------
Net income                            $   12,528  $   10,230  $   13,953  $   10,578  $    7,854   $    4,190  $    1,804
                                      ====================================================================================

Per Share Data:
Basic earnings per share              $     1.39  $     1.16  $     1.58  $     1.24  $     1.00   $     0.57  $     0.28
Diluted earnings per share            $     1.30  $     1.07  $     1.46  $     1.13  $     0.89   $     0.50  $     0.25
Book value per share                  $     7.96  $     6.08  $     6.54  $     4.90  $     3.64   $     2.63  $     2.06

Average common shares outstanding      9,044,249   8,829,197   8,845,736   8,503,179   7,823,951    7,372,504   6,484,108
Average common shares (diluted)        9,611,518   9,562,584   9,589,434   9,363,868   8,861,706    8,370,040   7,142,290

Performance Ratios:
Return on average assets                    1.72%       1.96%       1.91%       2.00%       2.04%        1.69%       1.15%
Return on average equity                   25.85%      28.28%      27.46%      28.89%      31.84%       24.34%      14.82%
Net interest margin                         6.61%       6.68%       6.78%       5.98%       5.69%        6.23%       6.73%
Efficiency ratio                           58.63%      60.59%      60.31%      60.76%      67.06%       69.59%      81.31%


                                           As of and for                       As of and for
                                        the Nine Months Ended                 the Year Ended
                                            September 30,                       December 31,
                                      ------------------------ -------------------------------------------------------
                                          2006       2005        2005       2004        2003       2002      2001
                                      --------------------------------------------------------------------------------
                                                                   (Dollars in Thousands)
Asset Quality:
Nonperforming loans                   $   11,669  $    7,029  $  7,951  $  11,799  $    6,765  $   1,908  $     199
Government guaranteed portion             (8,858)     (5,247)   (6,514)    (8,140)     (5,269)    (1,078)       (93)
                                      ------------------------------------------------------------------------------
Net nonperforming loans                    2,811       1,782     1,437      3,659       1,496        830        106
                                      ------------------------------------------------------------------------------
OREO                                       2,131       2,111     2,111        303         485          -          -
Government guaranteed portion             (1,158)       (604)     (604)      (227)           -         -          -
                                      ------------------------------------------------------------------------------
Net unguaranteed OREO                        973       1,507     1,507         76         485          -          -
                                      ------------------------------------------------------------------------------
Net nonperforming assets              $    3,784  $    3,289  $  2,944  $   3,735  $    1,981  $     830  $     106
                                      ==============================================================================

Net nonperforming assets/loans             0.36%       0.48%     0.39%      0.70%       0.55%      0.31%      0.07%
Net nonperforming assets/total assets      0.33%       0.41%     0.34%      0.62%       0.46%      0.27%      0.06%
Net charge offs/average loans              0.02%       0.02%     0.03%      0.24%       0.13%      0.33%      0.07%
Allowance for loan loss /
        net nonperforming loans          413.76%     462.53%   629.10%    173.88%     256.71%    363.06%    180.00%
Allowance for loan losses/net loans        1.10%       1.20%     1.20%      1.20%       1.00%      1.11%      0.82%
                                      ------------------------------------------------------------------------------
Capital Ratios:
Average Equity / Average Assets            6.66%       6.93%     6.96%       6.93%      6.45%      6.95%      7.66%
Tier I leverage ratio                      8.94%       9.34%     9.28%       9.20%      9.06%      8.53%      7.91%
Tier I risk based ratio                    8.31%       9.04%     8.93%       9.68%     10.01%      9.30%      9.39%
Total risk based ratio                    10.69%      11.45%    11.02%      11.81%     11.54%     10.61%     10.17%

SBA Loan Servicing:
SBA 7(a) participations sold-period
end                                   $  486,032  $  477,693  $486,710  $  421,529  $ 287,346  $ 168,164  $  66,819
Other participations sold                      -      24,356    16,489      18,772     18,906      8,911      3,086
                                      ------------------------------------------------------------------------------
Total participations sold - period
end                                   $  486,032  $  502,049  $503,199  $  440,301  $ 306,252  $ 177,075  $  69,905
                                      ==============================================================================

SBA excess servicing asset            $    8,402  $    8,060  $  8,169  $    7,586  $   6,117  $   3,764  $   1,538
SBA I/O strip receivable asset            14,884      22,514    22,068      24,680     20,496     13,120      4,137
                                      ------------------------------------------------------------------------------
Total SBA servicing asset             $   23,286  $   30,574  $ 30,237  $   32,266  $  26,613  $  16,884  $   5,675
                                      ==============================================================================

SBA servicing-fee income              $    7,026  $    7,751  $ 10,265  $    8,738  $   6,026  $   2,675  $     763
SBA servicing-asset
amortization                              (8,379)     (5,918)   (7,492)     (6,119)    (4,234)    (1,462)      (402)
SBA servicing-guarantee fee to SBA          (167)        (94)     (135)       (118)       (99)       (83)       (22)
                                      ------------------------------------------------------------------------------
SBA servicing-net servicing income
(loss)                                $   (1,520) $    1,739  $  2,638  $    2,501  $   1,693  $   1,130  $     339
                                      ==============================================================================

Loan Sales:
SBA 7(a) sales - guaranteed           $   90,190  $   92,187  $108,912  $  146,881  $ 129,813  $ 108,213  $  42,873
SBA 7(a) guaranteed-sales gain             4,630       4,623     5,113       8,795      8,149      6,015      1,642
SBA 7(a) sales - unguaranteed             15,654      29,999    37,011      35,365     19,209     12,573      5,933
Unguaranteed SBA 7(a) sales gain           2,787       5,137     6,510       6,361      3,191      2,095        940
Mortgage loan sales                            -      13,522    13,522      45,243    100,800     83,014     55,225
Mortgage loan sales gain                       -         285       285       1,511      3,568      3,100      1,553
SBA broker referral income                 2,065       2,102     2,470       2,506      2,845      1,972      1,071
Mortgage broker referral income              938         618       898         963      1,038        908        864


                                  RISK FACTORS

         THE DISCUSSION BELOW HIGHLIGHTS SOME IMPORTANT RISKS WE HAVE IDENTIFIED RELATED TO OUR BUSINESS AND OPERATIONS AND AN INVESTMENT IN SHARES OF OUR COMMON STOCK, BUT THESE SHOULD NOT BE ASSUMED TO BE THE ONLY FACTORS THAT COULD AFFECT OUR FUTURE PERFORMANCE AND CONDITION, FINANCIAL AND OTHERWISE. WE DO NOT HAVE A POLICY OF UPDATING OR REVISING FORWARD-LOOKING STATEMENTS EXCEPT AS OTHERWISE REQUIRED BY LAW, AND SILENCE BY MANAGEMENT OVER TIME SHOULD NOT BE CONSTRUED TO MEAN THAT ACTUAL EVENTS ARE OCCURRING AS ESTIMATED IN SUCH FORWARD-LOOKING STATEMENTS.

         PROSPECTIVE INVESTORS IN OUR SECURITIES SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AS WELL AS THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCURS, OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED. IF THIS WERE TO HAPPEN, THE VALUE OF OUR SECURITIES COULD DECLINE, AND IF YOU INVEST IN OUR SECURITIES, YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

                  RISKS RELATED TO OUR BUSINESS AND OPERATIONS

OUR SUCCESS HAS BEEN BUILT UPON SIGNIFICANT AND PROFITABLE GROWTH, AND WE MAY NOT BE ABLE TO SUSTAIN OUR PROFITABLE GROWTH OR OUR RATE OF GROWTH OR BE ABLE TO SUPPORT OUR GROWTH, ANY OF WHICH EVENTS WILL ADVERSELY AFFECT OUR PROFITS AND RESULTS OF OPERATIONS.

         We have experienced significant growth from $606.8 million in total assets and $534.8 million in total deposits at December 31, 2004 to $1.14 billion in total assets and $1.02 billion in total deposits at September 30, 2006. We expect to continue to experience growth in assets, deposits and scale of operations. However, we do expect our levels of construction lending to taper off and intend to replace this business by increasing our commercial and industrial ("C&I") loan portfolios. If the margins in C&I business are less than with construction lending, if our growth declines or if we do not manage our growth effectively, we will become less profitable, which will adversely affect our business and prospects.

         Our growth also subjects us to increased capital and operating needs. We must continue to recruit experienced individuals who have the skills and experience to manage our growing business lines but may have no prior history with us. Our historical growth has caused us to update our policies and procedures in response to this growth, and our plans for continued growth will continue to place a significant strain on our personnel, systems and resources. We cannot guarantee that our policies will be adequate or that we will be able to recruit and train qualified individuals to implement our business strategy in a timely, cost effective and efficient manner.

OUR RECENT OPERATING RESULTS MAY NOT BE INDICATIVE OF OUR FUTURE OPERATING RESULTS.

         We may not be able to sustain our growth. Various factors, such as our increased size, economic conditions, decreased construction and SBA loan demand, governmental, regulatory and legislative considerations, competition and any decrease in our ability to find and retain people that can make our community-focused operating model successful, may impede our ability to expand our market presence. If we experience a significant decrease in our growth rate, our results of operations and financial condition may be adversely affected.

OUR DEPENDENCE ON LOANS SECURED BY REAL ESTATE SUBJECTS US TO RISKS RELATING TO FLUCTUATIONS IN THE REAL ESTATE MARKET AND RELATED INTEREST RATES, ENVIRONMENTAL RISKS AND LEGISLATION THAT COULD RESULT IN SIGNIFICANT ADDITIONAL COSTS AND CAPITAL REQUIREMENTS THAT COULD ADVERSELY AFFECT OUR ASSETS AND RESULTS OF OPERATIONS.

         A significant portion of our loan portfolio is secured by real estate. Real estate served as the principal source of collateral with respect to approximately 95.4% and 93.6% of our loan portfolio at December 31, 2005 and September 30, 2006, respectively. Our markets have experienced a sharp increase in real estate values in recent years, in part as the result of historically low interest rates. This year, real estate markets in California and elsewhere have experienced a dramatic slowdown in appreciation, and in some cases a modest depreciation. A decline in economic conditions or rising interest rates could have an adverse effect on the demand for new loans, the ability of borrowers to repay outstanding loans, the value of real estate and other collateral securing loans and the value of real estate owned by us, as well as our financial condition and results of operations in general and the market value of our common stock. Acts of nature, including earthquakes and floods, which may cause uninsured damage and other loss of value to real estate that secures these loans, may also adversely affect our financial condition.

         In the course of business, we may acquire, through foreclosure, properties securing loans that are in default. In commercial real estate lending, there is a risk that hazardous substances could be discovered on these properties. In this event, we might be required to remove these substances from the affected properties at our sole cost and expense. The cost of this removal could substantially exceed the value of affected properties. We may not have adequate remedies against the prior owner or other responsible parties or could find it difficult or impossible to sell the affected properties, which could adversely affect our business, financial condition and operating results.

         In December 2006, banking regulators issued guidance regarding high concentrations of real estate loans within bank lending portfolios. The guidance requires institutions that exceed certain levels of real estate lending to maintain higher capital ratios than institutions with lower concentrations, if they do not have appropriate risk management policies and practices in place. Although our management believes it has implemented appropriate risk management policies and practices, there are no guarantees that our regulators will reach the same conclusions at each examination. A contrary regulatory conclusion could adversely affect our business and result in a requirement for increased capital levels, and capital may not be available at that time.

OUR BANK'S CONCENTRATION IN REAL ESTATE CONSTRUCTION LOANS SUBJECTS IT TO RISKS SUCH AS INADEQUATE SECURITY FOR REPAYMENT OF THOSE LOANS AND FLUCTUATIONS IN THE DEMAND FOR THOSE LOANS BASED ON CHANGES IN THE HOUSING MARKET.

         We have a high concentration in real estate construction loans. Approximately 49% and 46% of our lending portfolio was classified as real estate construction loans as of December 31, 2005 and September 30, 2006, respectively. Our real estate construction loans are based upon estimates of costs and value associated with the completed project. These estimates may be inaccurate. Construction lending involves additional risks when compared to permanent residential lending because funds are advanced upon the security of the project, which is of uncertain value prior to its completion. Because of the uncertainties inherent in estimating construction costs, the market value of the completed project and the effects of governmental regulation of real property, it is relatively difficult to accurately determine the total funds required to complete a project and the related loan-to-value ratio.

         Construction lending also typically involves higher loan principal amounts and is often concentrated with a small number of builders. In addition, generally during the term of a construction loan, no payment from the borrower is required since the accumulated interest is added to the principal of the loan through an interest reserve. Construction loans often involve the disbursement of substantial funds with repayment substantially dependent on the success of the ultimate project and the ability of the borrower to sell or lease the property or obtain permanent take-out financing, rather than the ability of the borrower or guarantor to repay principal and interest. If our appraisal of the value of the completed project proves to be overstated, we may have inadequate security for the repayment of the loan upon completion of construction and may incur a loss.

         Our ability to continue to originate a significant amount of construction loans is dependent on the continued strength of the housing market in the Riverside, San Bernardino and San Diego County regions of Southern California and in the San Francisco Bay area. To the extent there is a decline in the demand for new housing in these communities, it is expected that the demand for construction loans would decline, our liquidity would substantially increase and our net income would be adversely affected.

OUR EARNINGS ARE HIGHLY DEPENDENT ON OUR CONTINUED ABILITY TO ORIGINATE, SELL AND SERVICE SBA LOANS.

         Our earnings are highly dependent on our ability to generate new SBA loans, as our net income generated from our SBA activities is significant. Increases in interest rates and other economic conditions could result in decreased SBA loan demand as well as lower gains on sale.

         SBA lending is a federal government created and administered program. As such, legislative and regulatory developments can affect the availability and funding of the program. This dependence on legislative funding and regulatory restrictions from time to time causes limitations and uncertainties with regard to the continued funding of such loans, with a resulting potential adverse financial impact on our business. Currently, the maximum limit on individual 7(a) loans which the SBA will permit is $2 million. Any reduction in this level could adversely affect the volume of our business. Since our SBA business constitutes a significant portion of our lending program, our dependence on this government program and its periodic uncertainty relative to availability and amounts of funding creates greater risk for our business than do more stable aspects of our business.

OUR NEW SBA PURCHASE PROGRAM IS SUBJECT TO GOVERNMENTAL AND MANAGEMENT CHANGES THAT COULD AFFECT ITS SUCCESS AND OPERATIONS.

         In April 2006, we began purchasing participations in unguaranteed portions of SBA 7(a) loans. At September 30, 2006, we have $103.5 million in outstanding loans. If the SBA program was discontinued or the SBA decided to stop funding the program, the participation purchase program would be substantially reduced and ultimately eliminated. Additionally, the participation purchase program is highly dependent upon a management team experienced in the program. If our management from this program were to terminate employment with us, we could have a difficult time replacing them with qualified personnel, and this may limit our growth and adversely affect the program and our results.

WE MAY INCUR ADDITIONAL COSTS AND EXPERIENCE IMPAIRED OPERATING RESULTS IF WE ARE UNABLE TO RETAIN OUR KEY MANAGEMENT OR ARE UNABLE TO ATTRACT AND RETAIN ADDITIONAL SUCCESSFUL BANKERS IN ORDER TO GROW OUR BUSINESS.

         Stephen H. Wacknitz has been the president and chief executive officer of our holding company and our bank since the inception of both entities. Mr. Wacknitz and our executive management team developed numerous aspects of our current business strategy, and the implementation of that strategy depends heavily upon the active involvement of Mr. Wacknitz and our executive management team. The loss of the services of Mr. Wacknitz or other senior officers who are part of our succession planning could adversely affect our business strategy and could cause us to incur additional costs and experience impaired operating results while we seek suitable replacements. Additionally, because our business model depends on hiring successful bankers that generally bring to us additional customers, if we are unsuccessful in continuing to attract and retain producers, our growth may be impaired and the results of our operations adversely affected.

IF OUR BANK IS UNABLE TO PAY OUR HOLDING COMPANY CASH DIVIDENDS TO MEET ITS CASH OBLIGATIONS, THEN OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS WILL BE ADVERSELY AFFECTED.

         Dividends paid by our bank to our holding company provide cash flow used to service the interest payments on our trust preferred securities. Various statutory provisions restrict the amount of dividends our bank can pay to our holding company without regulatory approval. It is possible, depending upon the financial condition of our bank, and other factors, that the applicable regulatory authorities could assert that payment of dividends or other payments, including payments to our holding company, is an unsafe or unsound practice. If our bank is unable to pay dividends to our holding company, our holding company may not be able to service its debt or pay its obligations. Our holding company's inability to receive dividends from our bank would adversely affect our business, financial condition, results of operations and prospects.

OUR ALLOWANCE FOR LOAN LOSSES MAY PROVE TO BE INSUFFICIENT TO ABSORB LOSSES INHERENT IN OUR LOAN PORTFOLIO.

         Like all financial institutions, every loan we make carries a risk that it will not be repaid in accordance with its terms, or that securing collateral will not be sufficient to assure repayment. This risk is affected by, among other things:

             o  cash flow of the borrower and/or the project being financed;
             o in the case of a secured loan, the changes and uncertainties as to the value of the collateral;
             o  the credit history of a particular borrower;
             o  changes in economic and industry conditions; and
             o  the duration of the loan.

         Our bank's allowance for loan losses as a percentage of net loans outstanding and loans held-for-sale was 1.10% as of September 30, 2006. Our bank's allowance for loan losses as a percentage of net loans outstanding, excluding loans held-for-sale was 1.25% as of September 30, 2006. Regulatory agencies, as an integral part of their examination process, review our bank's loans and allowance for loan losses. Although management believes the level of our loan loss allowance is adequate to absorb probable losses in our loan portfolio, management cannot predict these losses or whether the allowance will be adequate or whether regulators will require us to increase this allowance. Any of these occurrences could adversely affect our business, financial condition, prospects and profitability.

OUR BANK'S BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS ARE SENSITIVE TO AND MAY BE ADVERSELY AFFECTED BY INTEREST RATE AND PREPAYMENT SPEED CHANGES.

         Our earnings are substantially affected by changes in prevailing interest rates. Changes in interest rates affect the demand for new loans, the credit profile of existing loans, the rates received on loans and securities and the rates we must pay on deposits and borrowings. The difference between the rates we receive on loans and short-term investments and the rates we must pay on deposits and borrowings is known as the interest rate spread. Given our current volume and mix of interest-bearing assets and liabilities, our interest rate spread can be expected to increase when market interest rates are rising, and to decline when market interest rates are declining. Although we believe our current level of interest rate sensitivity is reasonable, significant fluctuations in interest rates may adversely affect our business, financial condition and result of operations.

         While the federal funds rate and other short-term market interest rates, which we use to guide our deposit pricing, have increased, intermediate and long-term market interest rates, which we use to guide our loan pricing, have not increased proportionately. This has led to a flattening of the market yield curve, which has even inverted recently as short-term rates have exceeded long-term rates over an intermediate maturity horizon. If short-term interest rates continue to rise so that the yield curve remains relatively flat or inverts further, we would expect that our net interest spread and net interest margin would compress, which would hurt our net interest income.

         Our net interest margin has ranged from a low of 5.69% to a high of 6.78% for the years ended December 31, 2001 to 2005. The net interest margin for the three and nine months ended September 30, 2006 was 6.29% and 6.61%, respectively. We are asset sensitive, which means that our assets reprice faster than our liabilities. Thus, in an increasing interest rate environment the net interest margin will generally increase, and in a declining interest rate environment the net interest margin will generally decline. Beginning in June 2006, when the short-term federal funds rates stopped increasing, our net interest margin began to slightly compress due to the repricing at maturity of longer term, lower rate time deposits.

         In addition, the value of our SBA servicing asset and interest-only strip receivable, which totaled $8.4 million and $14.9 million, respectively, at September 30, 2006, are subject to fluctuations based on changes in interest rates, which possibly can cause changes in prepayment speeds and the discount rate used to value the asset. Generally, we would expect the value of our SBA servicing asset to decrease when the prepayment speeds or the discount rate increases.

INCREASING LEVELS OF COMPETITION IN BANKING AND FINANCIAL SERVICES BUSINESSES MAY REDUCE OUR MARKET SHARE OR CAUSE THE PRICES WE CHARGE FOR SERVICES TO FALL, WHICH MAY DECREASE OUR PROFITS.

         Competition may adversely affect our results of operations. The financial services business in our market area is highly competitive and becoming more so due to changes in regulation, technological advances and the accelerating pace of consolidation among financial service providers. We face competition both in attracting deposits and making loans. We compete for loans principally through competitive interest rates and the efficiency and quality of the services we provide. Increased competition in the banking and financial services businesses may reduce our market share or cause the prices we charge for services to fall. Many of the financial intermediaries operating in our market area offer certain services, such as trust, investment and international banking services, that we do not offer directly, and may have larger lending limits than ours, which may prompt existing or potential customers to do business with our competitors instead of us.

OUR SUCCESS DEPENDS, IN PART, UPON OUR ABILITY TO EFFECTIVELY USE RAPID-CHANGING TECHNOLOGY IN PROVIDING AND MARKETING PRODUCTS AND SERVICES TO OUR CUSTOMERS.

         The financial services industry is undergoing rapid technological changes, with frequent introductions of new technology-driven products and services. The effective use of technology increases efficiency and enables financial institutions to better serve customers and to reduce costs. Our future success will depend, in part, upon our ability to use technology to provide products and services that will satisfy customer demands for convenience, as well as to create additional efficiencies in our operations and compliance with regulatory expectations. Many of our competitors have substantially greater resources to invest in technological improvements. We may not be able to effectively implement new technology-driven products and services or be successful in marketing those products and services to our customers.

BOTH OUR HOLDING COMPANY AND OUR BANK ARE SUBJECT TO GOVERNMENT REGULATION THAT LIMITS AND RESTRICTS THEIR ACTIVITIES AND OPERATIONS.

         The financial services industry is heavily regulated, and the regulatory burden on banks is increasing. Federal and state regulation is designed to protect the deposits of consumers, not to benefit shareholders. The regulations impose significant limitations on operations, and may change at any time, possibly causing results to vary significantly from past results. Government policy and regulation, particularly as implemented through the Federal Reserve System, significantly affect our credit conditions.

OUR POLICIES AND PROCEDURES FOR MINIMIZING LOAN LOSSES MAY NOT FULLY PROTECT US, PARTICULARLY WHEN THE ECONOMY IS WEAK.

         Some of our borrowers and guarantors may fail to perform their obligations as required by the terms of their loans, which could result in larger than expected losses. This risk increases when the economy and the real estate markets are weak. As a result of our growth, we have periodically modified our underwriting and credit policies and our loan monitoring procedures, including the establishment and monitoring of our allowance for loan losses. Management believes these policies and practices are reasonable and should minimize loan losses by assessing the likelihood of nonperformance, tracking loan performance and diversifying the credit portfolio. However, these policies and procedures may not be adequate to prevent unexpected losses that could adversely affect our results of operations.

OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS MAY BE ADVERSELY AFFECTED IF WE ARE UNABLE TO INSURE AGAINST OR CONTROL OUR OPERATIONS RISKS.

         We are subject to various operations risks, including, but not limited to, data processing system failures and errors, communications and information systems failures, errors and breaches, customer or employee fraud and catastrophic failures resulting from terrorist acts or natural disasters. Should an event occur that is not prevented or detected by our internal controls, or is uninsured or in excess of applicable insurance limits, it could damage our reputation, result in a loss of customer business, cause additional regulatory scrutiny and expose us to litigation risks and possible financial liability, any of which could adversely affect our business, financial condition and results of operations.

OUR GEOGRAPHIC CONCENTRATION MAY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS IF BUSINESS CONDITIONS IN OUR MARKET AREA DECLINE.

         If SBA lending is excluded, our operations are located almost entirely in California, with close to 100% of our loan portfolio as of September 30, 2006 derived from California operations. Due to this geographic concentration, our results depend largely upon California economic and business conditions and real estate values. Deterioration in economic and business conditions and real estate values in our market area could adversely affect the quality of our loan portfolio and the demand for our products and services, which in turn may adversely affect our results of operations to a greater extent than if our operations were geographically diverse. Even if the economy remains healthy, a sustained downturn in California real estate values would adversely affect our results of operations.

OUR GROWTH MAY REQUIRE US TO RAISE ADDITIONAL CAPITAL IN THE FUTURE, BUT THAT CAPITAL MAY NOT BE AVAILABLE WHEN NEEDED.

         We are required by regulatory authorities to maintain adequate levels of capital to support our operations. We anticipate that our capital levels as of December 29, 2006 will satisfy our regulatory requirements for at least the next 12 months. We may at some point, however, need to raise additional capital to support our continued growth, particularly if the regulatory authorities pass legislation to increase our capital requirements. Our ability to raise additional capital will depend in part on conditions in the capital markets at that time, which are outside of our control. Accordingly, we cannot assure you of our ability to raise additional capital, if needed, on terms acceptable to us or at all. If we cannot raise additional capital when needed, our ability to maintain operations and further expand our operations could be adversely affected. In addition, if we decide to raise additional equity capital, our shareholders' interests could be diluted.

OUR BUSINESS IS SUBJECT TO LIQUIDITY RISK, AND CHANGES IN OUR SOURCE OF FUNDS MAY ADVERSELY AFFECT OUR PERFORMANCE AND FINANCIAL CONDITION BY INCREASING OUR COST OF FUNDS.

         Our ability to make loans is directly related to our ability to secure funding. Core deposits are our primary source of liquidity. Also, we use the national certificate of deposit ("CD") markets, which are generally CDs purchased by other financial institutions and brokered CDs. Both the national CD market and brokered CDs are rate sensitive and generally have a higher rate than deposits generated in our local markets. We use advances from the Federal Home Loan Bank of San Francisco and Federal Fund lines of credit to satisfy temporary borrowing needs. Payments of principal and interest on loans and sales and participations of eligible loans are also a primary source for our liquidity needs. Primary uses of funds include withdrawal of and interest payments on deposits, originations and purchases of loans and payment of operating expenses. Core deposits represent significant sources of low-cost funds. Alternative funding sources such as large balance time deposits or borrowings are a comparatively higher-cost source of funds. Liquidity risk arises from the inability to meet obligations when they come due or to manage the unplanned decreases or changes in funding sources. Although we believe we can continue to successfully pursue our core deposit funding strategy, significant fluctuations in core deposit balances may adversely affect our financial condition and results of operations.

               RISKS RELATED TO AN INVESTMENT IN OUR COMMON STOCK

WE MAY ISSUE ADDITIONAL SHARES OF COMMON STOCK OR DERIVATIVE SECURITIES THAT WILL DILUTE THE PERCENTAGE OWNERSHIP INTEREST OF EXISTING SHAREHOLDERS AND MAY DILUTE THE BOOK VALUE PER SHARE OF OUR COMMON STOCK AND ADVERSELY AFFECT THE TERMS ON WHICH WE MAY OBTAIN ADDITIONAL CAPITAL.

         Our authorized capital includes 40,000,000 shares of common stock. At December 29, 2006, we had 10,586,659 shares of common stock outstanding and had reserved for issuance 1,413,398 shares underlying options that are or may become exercisable at an average price of $9.36 per share. Subject to applicable NASDAQ rules, our board generally has the authority, without action by or vote of the shareholders, to issue all or part of any authorized but unissued shares of common stock for any corporate purpose, including issuance of equity-based incentives under or outside of our stock option plan. We may seek additional equity capital in the future as we develop our business and expand our operations. Any issuance of additional shares of common stock or derivative securities will dilute the percentage ownership interest of our shareholders and may dilute the book value per share of our common stock.

OUR DIRECTORS AND EXECUTIVE OFFICERS OWN A SUBSTANTIAL AMOUNT OF OUR COMMON STOCK AND MAY EFFECTIVELY CONTROL OUR HOLDING COMPANY EVEN AFTER THE SALE OF THE SECURITIES OFFERED HEREIN.

         As of December 29, 2006, our executive officers and directors and their family members together beneficially owned approximately 21.57% of the issued and outstanding shares of our common stock. As a result, these persons have the ability to exert significant influence over matters that could include the election of directors, changes in the size and composition of the board of directors, and mergers and other business combinations or strategic transactions involving our company. In addition, through their voting power, they may be able to significantly influence certain decisions, including decisions regarding the qualification and appointment of officers, dividend policy, access to capital (including borrowing from third-party lenders and the issuance of additional equity securities), and the acquisition or disposition of our assets. In addition, the concentration of voting power in the hands of those individuals could have the effect of delaying or preventing a change of control of our company, even if the change of control would benefit our shareholders. A perception in the investment community of an anti-takeover environment at our company could cause investors to value our stock lower than in the absence of such a perception.

FUTURE SALES OF OUR STOCK BY OUR SHAREHOLDERS OR THE PERCEPTION THAT THOSE SALES COULD OCCUR MAY CAUSE OUR STOCK PRICE TO DECLINE.

Although our common stock is listed for trading on The NASDAQ Global Select Market, the trading volume in our common stock is lower than that of other larger financial services companies. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of willing buyers and sellers of our common stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control. Given the relatively low trading volume of our common stock, significant sales of our common stock in the public market, or the perception that those sales may occur, could cause the trading price of our common stock to decline or to be lower than it otherwise might be in the absence of those sales or perceptions.

VOLATILITY OF OUR STOCK PRICE MAY RESULT IN LOSSES TO OUR INVESTORS AND LITIGATION AGAINST US.

         Stock price volatility may make it more difficult for you to resell your common stock when you want and at prices you find attractive. Our stock price can fluctuate significantly in response to a variety of factors discussed in this section and in the periodic reports we file with the SEC, including among other things:

     o    Actual or anticipated variations in quarterly results of operations;
     o    Recommendations by securities analysts;
     o Operating and stock price performance of other companies that investors deem comparable to our company;
     o News reports relating to trends, concerns and other issues in the financial services industry; and
     o    Perceptions in the marketplace regarding us and/or our competitors.

Moreover, in the past, securities class action lawsuits have been instituted against a company following periods of volatility in the market price of its securities. We could in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources from our normal business.

THE EXISTENCE OF OUTSTANDING STOCK OPTIONS ISSUED TO OUR DIRECTORS, EXECUTIVE OFFICERS AND EMPLOYEES MAY RESULT IN DILUTION OF YOUR OWNERSHIP AND ADVERSELY AFFECT THE TERMS ON WHICH WE CAN OBTAIN ADDITIONAL CAPITAL.

         As of December 29, 2006, we had outstanding options to purchase 1,413,398 shares of our common stock at a weighted average exercise price of $9.36 per share. All of these options are held by our directors, executive officers and employees. The issuance of shares subject to options under the plan may result in dilution of your ownership of our common stock.

         The exercise of stock options could also adversely affect the terms on which we can obtain additional capital. Option holders are most likely to exercise their options when the exercise price is less than the market price for our common stock. They profit from any increase in the stock price without assuming the risks of ownership of the underlying shares of common stock by exercising their options and selling the stock immediately.

OUR ABILITY TO PAY CASH DIVIDENDS IS LIMITED, AND WE MAY BE UNABLE TO PAY FUTURE DIVIDENDS EVEN IF WE DESIRE TO DO SO.

         Since our inception, our holding company has not paid any cash dividends on shares of its common stock, and currently it does not intend to pay cash dividends. Even if our holding company eventually decides to pay cash dividends, its ability to do so may be limited by regulatory restrictions, by our bank's ability to pay cash dividends to our holding company and by our need to maintain sufficient capital to support our operations. The ability of our bank to pay cash dividends to our holding company is limited by its obligations to maintain sufficient capital and by other restrictions on its cash dividends that are applicable to California state banks and banks that are regulated by the FDIC. If our bank does not satisfy these regulatory requirements, it will be unable to pay cash dividends to the holding company in order to allow the holding company to pay cash dividends on its common stock.

OUR COMMON STOCK IS NOT AN INSURED DEPOSIT AND THEREFORE IS SUBJECT TO RISK OF LOSS.

         Our common stock is not a bank deposit and, therefore, is not insured against loss by the FDIC, by any other deposit insurance fund or by any other public or private entity. Investment in our common stock is inherently risky for the reasons described in this "Risk Factors" section and is subject to the same market forces that affect the price of common stock in any company as well as other factors which affect the stock of financial services companies in general and of our company in particular. If you acquire our common stock, your investment is not insured and, therefore, you may lose some or all of the value of your investment.

                                 USE OF PROCEEDS

         All net proceeds from the sale of the shares of our common stock being offered under this prospectus will go to the selling shareholders. Accordingly, we will not receive any proceeds from sales of these shares. We are paying the expenses of registration of the shares being offered under this prospectus.

                                 DIVIDEND POLICY

         Our holding company has not paid any cash dividends on its common stock since its inception. Our holding company does not anticipate paying cash dividends on shares of its common stock in the foreseeable future. Even if our holding company eventually decides to pay cash dividends, its ability to do so may be limited by regulatory restrictions, by our bank's ability to pay cash dividends to our holding company and by our need to maintain sufficient capital to support our operations. The ability of our bank to pay cash dividends to our holding company is limited by its obligations to maintain sufficient capital and by other restrictions on its cash dividends that are applicable to California state banks and banks that are regulated by the FDIC.

                              SELLING SHAREHOLDERS

SELLING SHAREHOLDER TABLE

         This prospectus covers the offer and sale by the selling shareholders of up to an aggregate of 1,400,569 shares of common stock. The following table sets forth, to our knowledge, certain information about the selling shareholders as of December 29, 2006, the date of the table, based on information furnished to us by the selling shareholders. Each selling shareholder has indicated to us that it is acting individually, not as a member of a group, and that neither it nor any of its affiliates has held any position or office or had any other material relationship with us in the past three years except as described in the footnotes to the table. All of the shares of common stock being offered under this prospectus were acquired by the selling shareholders in a private placement transaction that closed on November 21, 2006 ("Private Placement"), as described after the footnotes to the table.

         Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. To our knowledge, except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Percentage of beneficial ownership is based on 10,586,659 shares of common stock outstanding as of the date of the table. Shares shown as beneficially owned after the offering assume that all shares being offered are sold.

         The shares of common stock being offered under this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the accounts of the selling shareholders named below.

                                                         Shares of                                         Shares of
                                                        Common Stock               Shares of               Common Stock
                 Name of                              Beneficially Owned         Common Stock           Beneficially Owned
             Beneficial Owner                         Prior to Offering          Being Offered            After Offering
             ----------------                         -----------------          -------------            --------------
                                                  Number             Percentage                        Number       Percentage
                                                  ------             ----------                        ------       ----------
Acadia Master Fund I, Ltd. (1)                    100,000               3.01%         100,000                --           --
ActivFinancial Fund I, LP (2)                       2,000               *               2,000                --           --
Steven W. Aichle  (3)                             322,894               3.01%           4,692           318,202          2.96%
Kay Annette Anderson (4)                           10,371               *               7,038             3,333            *
James W. Andrews & Carol A. Andrews (5)            54,505               *               1,173            53,332            *
Bank of Stockton (6)                              150,000               1.42%         150,000                --           --
Jack Barrish                                       10,000               *              10,000                --           --
Merrill Lynch Pierce Fenner & Smith Inc.
    Cust FBO Frank Basirico Jr. (7)                 5,692               *               4,692             1,000            *
Bay Pond Investors (Bermuda) L.P. (8)             100,000               *             100,000                --           --
Bay Pond Partners, L.P.  (8)                      300,000               2.83%         300,000                --           --
Robert P. Beck, D.D.S. (9)                        213,391               2.01%           2,815           210,576          1.99%
Berlin Income L.P. (10)                            20,000               *              20,000                --           --
Jordan M. Blanchard & Norma Blanchard (11)          2,815               *               2,815                --           --
Peter Buck (12)                                     2,500               *               2,500                --           --
Stephanie Castagnier  (13)                            938               *                 938                --           --
Castine Offshore Fund Ltd. (14)                    13,969               *              13,969                --           --
Castine Partners LP (15)                           15,738               *              15,738                --           --
Castine Partners II LP (15)                        31,293               *              31,293                --           --
Center Bancorp Inc. (16)                           15,000               *              15,000                --           --
George Cossolias  (17)                             40,600               *               4,692            35,908            *
Barbara L. Davis  (18)                              1,000               *               1,000                --           --
Jennifer A. Docherty (19)                             750               *                 750                --           --
Drake Associates L.P. (20)                         25,000               *              25,000                --           --
Eastern Bank Corporation (21)                      15,000               *              15,000                --           --
Craig Fertel and Kathryn Fertel                     2,000               *               2,000                --           --
Shelley L. Flener  (22)                             1,000               *               1,000                --           --
Robert R. Flores, Jr.  (23)                         9,012               *               2,346             6,666            *
FrontPoint Financial Horizons Fund, L.P.
    (24)                                          105,000               *             105,000                --           --
Christopher S. Hooper (25)                          1,500               *               1,500                --           --
Mac & Co. FBO Jayvee & Co (26)                    244,200               2.31%         132,700           111,500          1.05%
Mac & Co FBO Jayvee & Co (27)                      31,400               *              17,300            14,100            *
Firman Leung (28)                                   2,000               *               2,000                --           --
William H. McGaughey (29)                          17,345               *               2,346            14,998            *
Norguard Insurance Company (30)                    15,000               *              15,000                --           --
Seidler Companies Cust FBO Donald Anthony
Pitcher IRA (31)                                   86,666               *               4,880            81,786            *
Charles Schwab & Co Inc Cust FBO Martin
Edward Plourd IRA (32)                             12,358               *               4,692             7,666            *
Right Wall Capital Fund LP  (33)                   27,000               *              27,000                --           --
River Oaks Financial Fund LP  (34)                 55,000               *              55,000                --           --
Donald Lee Schempp TR UA DTD June 18,
    1998-The Donald Lee Schempp Family
    Trust (35)                                     15,622               *               2,290            13,332            *
Thomas M. Shepherd & Jane B. Shepherd
    (36)                                           67,839               *               1,173            66,666            *
Stieven Financial Investors L.P.  (37)             97,574               *              88,000             9,574            *
Stieven Financial Offshore Investors
    Ltd.  (37)                                     13,339               *              12,000             1,339            *
Temecula Valley Bank ESOP  (38)                     7,038               *               7,038                --           --
Revocable Trust of Marguerite Cassandra
    Toroian  (39)                                   2,680               *               2,680                --           --
UBS O'Connor LLC FBO Global Convertible
    Arbitrage Master Limited  (40)                 27,358               *              27,358                --           --
UBS O'Connor LLC FBO Global Convertible
    Arbitrage II Master Limited  (40)               2,905               *               2,905                --           --
UBS O'Connor LLC FBO Pipes Corporate
    Strategies Master Limited  (40)                44,737               *              44,737                --           --
Stephen H. Wacknitz  (41)                         806,635               7.46%           5,000           801,635          7.41%
Wayne A. Wirth & Cynthia A. Wirth  (42)             4,506               *               1,173             3,333            *
Richard W. Wright & Louise Wright  (43)           197,366               1.84%           2,346           195,020          1.82%


(1) Power to vote or dispose of the shares is held by Eric Jacobs and Jeff Miller, each a managing partner of Acadia Master Fund I, Ltd.
(2) Power to vote or dispose of the shares is held by Cassandra Toroian and Craig Fertel, as principals of C-Squared Advisors, LLC, which is the general partner of ActivFinancial Fund I, LP
(3) Shares owned prior to and after the offering include 146,238 shares of common stock underlying options and 171,964 shares held in The Aichle 1996 Family Trust. Mr. Aichle has been a director of our bank since 1996 and of our holding company since 2002.
(4) Ms. Anderson is Business Development Officer/National Account Manager of our bank and joined us in 2001. (5) Shares owned prior to and after the offering include 53,332 shares of common stock underlying options. James
       W. Andrews has
       been EVP/Real Estate Manager of our bank since 2002.
(6) Power to vote or dispose of the shares is held by the following officers of this selling shareholder: Douglass M. Eberhardt, President; Douglass
       M. Eberhardt II, Vice President; Thomas H. Shaffer, Executive Vice President; D. Ray Robinson, Vice President; and John F. Dentoni, Vice President-Strategic Planning.
(7) Power to vote or dispose of the shares is held by Frank Basirico. .Mr. Basirico is Senior EVP/Chief Administrative Officer of our bank and joined the bank in February 2006.
(8) Wellington Management Company, LLP ("Wellington") is an investment advisr registered under the Investment Advisers Act of 1940, as amended, and acts as an investment adviser to this selling shareholder. In its capacity as investment adviser, Wellington shares voting and/or investment power over the shares held by its client accounts and, therefore, is deemed to share beneficial ownership over the shares held by this selling shareholder.
(9) Shares owned prior to and after the offering include 11,000 shares of common stock underlying options. Dr. Beck has been a director of our bank since 1996 and of our holding company since 2002.
(10) Power to vote or dispose of the shares is held by Thomas G. Berlin as managing member of Berlin Financial, Ltd, which is the general partner of Berlin Income L.P.
(11)   Jordan Blanchard has been EVP of our bank since September 2006.
(12) Mr. Buck is a managing director of Sandler O'Neill & Partners, L.P., the lead placement agent in the Private Placement. (13) Ms. Castagnier has been SVP/Loan Development of our bank since 2003. (14) Power to vote or dispose of the shares is held by Paul D. Magidson, as managing member of Castine Capital Management LLC, which is the investment manager of the selling shareholder.
(15) Power to vote or dispose of the shares is held by Paul D. Magidson as managing member of Castine Management GP, LLC, which is the general partner of the selling shareholder.
(16) Power to vote or dispose of the shares is held by Tony Weagley, an authorized agent, and Cassandra Toroian, the account manager (17) Shares owned prior to and after the offering include 8,000 shares of common stock underlying options. Mr. Cossolias has been a director of our bank since 2004 and of our holding company since 2004.
(18)   Ms. Davis has been EVP of our bank since March 2006.
(19) Ms. Docherty is a managing director of Sandler O'Neill & Partners, L.P., the lead placement agent in the Private Placement.
(20) Power to vote or dispose of the shares is held by Alec Rutherford as portfolio manager of Drake Associates L.P.
(21) Power to vote or dispose of the shares is held by John F. McKinlay and Charles M. Johnston, officers of Eastern Bank Corporation.
(22)   Ms. Flener has been EVP of our bank since March 2006.
(23) Shares owned prior to and after the offering include 6,666 shares of common stock underlying options. Mr. Flores has been EVP/SBA National Sales Manager of our bank since 2005. Mr. Flores' employment with the bank terminates as of January 12, 2007.
(24) FrontPoint Financial Horizons Fund GP, LLC is the general partner of FrontPoint Financial Horizons Fund, L.P. FrontPoint Partners LLC is the managing member of FrontPoint Financial Horizons Fund GP, LLC and, as such, has voting and dispositive power over the securities held by the fund. Philip Duff, W. Gillespie Caffray and Paul Ghaffari are members of the Board of Managers of FrontPoint Partners LLC and are members of its Management Committee. Messrs. Duff, Caffray and Ghaffari and FrontPoint Partners LLC and FrontPoint Financial Horizons Fund GP, LLC each disclaim beneficial ownership of the securities held by the fund except for their pecuniary interest therein.
(25) Mr. Hooper is a managing director of Sandler O'Neill & Partners, L.P., the lead placement agent in the Private Placement. (26) These shares are held for further credit to Investors Group Trust Co. Ltd. as trustee for Investors Mergers & Acquisitions
       Fund. Power to vote or dispose of the shares is held by John Campbell, as portfolio manager of Mac & Co., which is the investment adviser to this selling shareholder.
(27) These shares are held for further credit to Investors Group Corporate Class Inc. for Investors Mergers & Acquisitions Class. Power to vote or dispose of the shares is held by John Campbell, as portfolio manager of Mac & Co., which is the investment adviser to this selling shareholder.
(28) Firman Leung is a managing director of Sandler O'Neill & Partners, L.P., the lead placement agent in the Private Placement.
(29) Shares owned prior to and after the offering include 14,998 shares of common stock underlying options. Mr. McGaughey is our bank's Senior EVP/Director of Finance and SBA and has been with our bank since November 2004.
(30) Power to dispose of the shares is held by Cassandra Toroian, President, and Craig Fertel, Managing Partner of Blue Rockefeller, LLC, the investment adviser to Norguard Insurance Company. Power to vote is held by Jeff Picker, Chief Financial Officer of Norguard Insurance Company.
(31) Shares owned prior to and after the offering include 21,666 shares of common stock underlying options and 19,920 shares held in Scott Trade IRA account and 40,200 shares in The Pitcher Family 2002 Trust. Power to vote or dispose of the shares is held by Donald Pitcher. Mr. Pitcher is our bank's EVP/Chief Financial Officer/Corporate Secretary and has been with our bank since 1996 and of our holding company since 2002.
(32) Shares owned prior to and after the offering include 6,666 shares of common stock underlying options. Power to vote or dispose of the shares is held by Martin Plourd. Mr. Plourd is our bank's EVP/Chief Operating Officer and has been with our bank since July 2005.
(33) Power to vote or dispose of the shares is held by William A. Ullman, as Managing Partner of Right Wall Capital, LLC, which is the general partner of Right Wall Capital Fund, LP.
(34)   Power to vote or dispose of the shares is held by Matthew L. Johnson and
       J. David Welch, as principals of River Oaks Capital LLC, which is the general partner of River Oaks Financial Fund, LP and manages River Oaks Financial Fund, LP.
(35) Shares owned prior to and after the offering include 13,332 shares of common stock underlying options. Power to vote or dispose of the shares is held by Donald Schempp, as trustee. Mr. Schempp has been EVP/North San Diego County Regional Manager of our bank since January 2005.

(36) Shares owned prior to and after the offering include 66,666 shares of common stock underlying options. Thomas M. Shepherd is the Senior EVP/Chief Credit Officer of our bank and has been with our bank since 1998.
(37) Power to vote or dispose of the shares is held by Joseph A. Stieven, as CEO, and Stephen Covington, John Rodis and Daniel Ellefson, as Managing Directors, of Stieven Capital Advisors, L.P., which is the investment manager of this selling shareholder.
(38) Power to vote or dispose of the shares is held by Donald A. Pitcher, William H. McGaughey, Frank Basirico Jr. and Donald L. Schempp, as trustees. All are employees of our bank.
(39) Power to vote or dispose of the shares is held by Marguerite Cassandra Toroian, as trustee.
(40) Power to vote or dispose of the shares is held by USB O'Connor LLC, as investment manager. UBS O'Connor LLC is a wholly-owned subsidiary of UBS AG, which is listed and traded on the NYSE.
(41) Mr. Wacknitz has been Chief Executive Officer/President/Chairman of our bank since 1996 and of our holding company since 2002. (42) Shares owned prior to and after the offering include 3,333 shares of common stock underlying options. Wayne Wirth has been SVP
       Regional Manager, Western Production of our bank since March 2005.
(43) Richard W. Wright has been a director of our bank since 1996 and of our holding company since 2002.


PRIVATE PLACEMENT THROUGH WHICH THE SELLING SHAREHOLDERS OBTAINED BENEFICIAL OWNERSHIP OF THE OFFERED SHARES

         All of the shares of common stock being offered under this prospectus were acquired by the selling shareholders in a private placement transaction that closed on November 21, 2006. The purchase price was $21.31 per share for the 64,139 shares sold to 19 employees, officers and directors of our holding company or our bank, and our employee stock ownership plan (ESOP). The purchase price for the remaining 1,336,430 shares sold to other investors was $19.00 per share. The shares sold in the private placement represented in the aggregate approximately 13% of the shares of our outstanding common stock after the private placement. Except as disclosed in the footnotes to the selling shareholder table, there were no material relationships between us and any of the selling shareholders during the past three years.

         In connection with the private placement, we entered into a registration rights agreement with the selling shareholders. The registration rights agreement contains cross-indemnification provisions between us and the selling shareholders. However, no selling shareholder is required to provide indemnification in an amount in excess of the proceeds of the sales of registrable shares by such selling holder.

         Pursuant to the registration rights agreement, we agreed to prepare and file with the SEC a registration form on Form S-3 as soon as reasonably practical but in no event no later than 90 days after November 21, 2006 and further agreed to use our reasonable best efforts to cause the registration statement to become effective as soon as practicable after filing, but in no event later than 180 days after November 21, 2006. We agreed to keep the registration statement effective until the earlier of two years after November 21, 2006, or the date when all of the shares registered have been resold or are no longer subject to legending under the Securities Act. If we fail to meet our registration obligations, then as soon as practicable after receiving the written request of a majority of the holders of registrable shares, we will be required to use our reasonable best efforts to file one registration statement covering all registrable shares that the majority of the holders desire to register.

         The description of the registration rights agreement is qualified by reference to the complete text of that agreement, which is an exhibit to the registration statement of which this prospectus is a part. However, the representations, warranties, covenants and other provisions of that agreement are not intended as means for investors and the public to obtain factual information about the current state of affairs of our company. Rather, investors and the public should look to other disclosures contained in our reports under the Securities Exchange Act of 1934, as amended ("Exchange Act").

                              PLAN OF DISTRIBUTION

         The selling shareholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell in one or more transactions, any or all of their shares of our common stock referred to in this prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed prices, at prevailing prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. The selling shareholders may use any one or more of the following methods when disposing of shares:

       o on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
       o      in transactions otherwise than on these exchanges or systems;
       o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
       o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
       o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
       o an exchange distribution in accordance with the rules of the applicable exchange;
       o      privately negotiated transactions;
       o to cover short sales made after the date that the registration statement, of which this prospectus is a part, is declared effective by the SEC;
       o broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;
       o      a combination of any such methods of sale; and
       o      any other method permitted pursuant to applicable law.

         The selling shareholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), if available, rather than under this prospectus.

         Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. These commissions and discounts may be in excess of those customary in the types of transactions involved to the extent permitted by applicable law.

         In connection with sales of the shares of common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling shareholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

         The selling shareholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under a supplement or amendment to this prospectus that lists the pledgee, transferee or other successors in interest as selling shareholders.

         If sales of shares offered under this prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part. In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

         The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

         Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers.

         We have advised each selling shareholder that it may not use shares registered on this registration statement of which this prospectus is a part to cover short sales of common stock made prior to the date on which this registration statement shall have been declared effective by the SEC. If a selling shareholder uses this prospectus for any sale of shares of our common stock, it will be subject to the prospectus delivery requirements of the Securities Act.

         The selling shareholders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be responsible for complying with the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder including, without limitation, Regulation M, as applicable. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the selling security holders or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

         If any of the shares of common stock offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders. We offer no assurance as to whether any of the selling security holders will sell all or any portion of the shares offered under this prospectus.

         We are required to pay all fees and expenses incident to the registration of the shares, estimated to be $37,966 in total, including, without limitation, filing fees and expenses in compliance with state securities or "blue sky" laws but we will not receive any proceeds from the sale of the common stock. However, a selling shareholder will pay all discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities.

         We and the selling shareholders have agreed to indemnify one another against certain losses, claims, damages and liabilities arising in connection with this prospectus, including liabilities under the Securities Act. We may be indemnified by the selling shareholders against civil liabilities that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed a registration statement on Form S-3 with respect to the common stock offered under this prospectus with the SEC in accordance with the Securities Act, and the rules and regulations enacted under its authority. This prospectus, which is part of the registration statement, does not contain all the information included in the registration statement. Because some information is omitted, you should refer to the registration statement and its exhibits. For example, the descriptions in the prospectus regarding the contents of any contract or other document are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. For copies of actual contracts or documents referred to in this prospectus, you should refer to the exhibits attached to the registration statement. You may review a copy of the registration statement, including the attached exhibits, at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of the SEC's website is http://www.sec.gov.

                                  LEGAL MATTERS

         McAndrews, Allen & Matson, A.P.C., Laguna Beach, California, will pass upon the validity of the shares of common stock in connection with this offering.

                                     EXPERTS

         The consolidated financial statements and management's report on the effectiveness of internal control over financial reporting incorporated in this prospectus, by reference from Temecula Valley Bancorp Inc.'s Annual Report on Form 10-K for the year ended December 31, 2005, have been audited by Crowe Chizek and Company, LLP, an independent registered public accounting firm, as stated in their reports. Such reports are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

         The consolidated financial statements and management's report on the effectiveness of internal control over financial reporting incorporated in this prospectus, by reference from Temecula Valley Bancorp Inc.'s Annual Report on Form 10-K for the years ended December 31, 2004 and December 31, 2003, have been audited by Vavrinek, Trine, Day & Co., LLP, an independent registered public accounting firm, as stated in their reports. Such reports are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

                          TRANSFER AGENT AND REGISTRAR

         U.S. Stock Transfer Corporation is the transfer agent and registrar for our common stock. Its telephone number is (818) 502-1404.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         We are "incorporating by reference" into this prospectus certain information we filed with the SEC, which means that we are disclosing important information to you by referring you to other documents that we filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus and prior to the termination of the offering covered by this prospectus:

       o Our Annual Report on Form 10-K for the year ended December 31, 2005 filed with the SEC on March 31, 2006;

       o Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006 filed with the SEC on May 10, 2006, August 9, 2006 and November 6, 2006, respectively;

       o Our Current Reports on Form 8-K dated February 1, February 13, March 1, March 22, April 26, June 28, July 27, August 8, August 25, August 30, September 27, November 21 December 4, and December 20, 2006 filed with the SEC on February 7, February 16, March 7, March 23, April 27, July 5, August 2, August 8, August 28, September 5, October 3, November 22, December 5, and December 27, 2006, respectively; and

       o The description of our capital stock contained in our Form 8-A12G filed on June 3, 2002.

         Any statement in a document incorporated or deemed to be incorporated by reference in this prospectus is deemed to be modified or superseded to the extent that a statement contained in this prospectus, or in any other document we subsequently file with the SEC, modifies or supersedes that statement. If any statement is modified or superseded, it does not constitute a part of this prospectus, except as modified or superseded.

         Notwithstanding the above, information that is "furnished to" the SEC shall not be deemed "filed with" the SEC and shall not be deemed incorporated by reference into this prospectus or the registration statement of which this prospectus is a part.

                  We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and phone number:
Temecula Valley Bancorp Inc., 27710 Jefferson Avenue, Suite A100, Temecula, California 92590, Attention: Shareholders' Relations. Our telephone number is
(951) 694-9940.

                         CAUTIONARY STATEMENT CONCERNING
                           FORWARD-LOOKING STATEMENTS

         Certain matters discussed in this prospectus may constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, and as such, may involve risks and uncertainties. These forward-looking statements relate to, among other things, expectations of the environment in which we operate and projections of future performance, and can generally be identified by the use of the words "believe," "intend," "anticipate," "will" and similar words.

         These forward-looking statements necessarily depend upon assumptions and estimates that may prove to be incorrect. Although we believe that the assumptions and estimates reflected in the forward-looking statements are reasonable, we cannot guarantee that we will achieve our plans, intentions or expectations. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ in significant ways from any future results expressed or implied by the forward-looking statements.

         We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of invoking these safe harbor provisions. Such statements are based upon current expectations and beliefs and are subject to risks, uncertainties and changes in condition, significance, value and effect, including those discussed in the "Risk Factors" section of this prospectus and in Item 1A of
Part I of our Annual Report on Form 10-K for the year ended December 31, 2005 and Item 1A of Part II of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006. Such risks, uncertainties and changes in condition, significance, value and effect could cause our actual results to differ materially from those anticipated events.

         INDEMNIFICATION OF DIRECTORS, OFFICERS AND CONTROLLING PERSONS

         The California Corporations Code and our articles of incorporation and bylaws provide for indemnification of our directors and officers for liabilities and expenses that they may incur in such capacities.

         Article IV of our holding company's articles of incorporation provides that the liability of directors of our holding company for monetary damages shall be eliminated to the fullest extent permissible under California law.
Article V of our bank's articles of incorporation provides that our bank is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) to the fullest extent permissible under California law, and that any amendment, repeal or modification of the provisions of that article shall not adversely affect any right or protection of an agent of our bank existing at the time of such amendment, repeal or modification.

         Article V of our holding company's bylaws provides that our directors, officers, employees and agents are entitled to indemnification unless the standard of conduct under California law allowing for indemnification is not met. The indemnification provisions of the articles of incorporation and bylaws of our bank are substantially similar to those of our holding company.

         Although there are indemnification obligations in connection with trust preferred instruments for officers and directors involved in those processes, the employee stock ownership plan relative to administrators and trustees, the employment agreement of Stephen H. Wacknitz, the employment agreements of Tom Ivory, James Andrews, Steve Janda and Robert Flores (which was terminated effective January 12, 2007) in connection with their respective, immediate prior employers and possible litigation in connection therewith, generally the indemnification obligations are no broader than those provided in the bylaws of our holding company and our bank.

         Under California law, a corporation may indemnify any agent of the corporation who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) as a result of acting as an agent for the corporation against amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful.

         We maintain one or more policies of insurance covering directors' and officers' liability in an insured amount of not less than $5 million. The insurance policies cover, among other things, claims asserted under federal and state securities laws and such other matters as are customary and appropriate for publicly traded companies operating in registrant's industry.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                          TEMECULA VALLEY BANCORP INC.

                        1,400,569 Shares of Common Stock



                                   PROSPECTUS

                              ______________, 2007


         WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE A STATEMENT THAT DIFFERS FROM WHAT IS IN THIS PROSPECTUS OR ANY ACCOMPANYING SUPPLEMENT. IF ANY PERSON DOES MAKE A STATEMENT THAT DIFFERS FROM WHAT IS IN THIS PROSPECTUS OR ANY ACCOMPANYING SUPPLEMENT, YOU SHOULD NOT RELY ON IT. THIS PROSPECTUS AND ANY ACCOMPANYING SUPPLEMENT IS NOT AN OFFER TO SELL, NOR IS IT SEEKING AN OFFER TO BUY, THESE SECURITIES IN ANY JURISDICTION IN WHICH THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION IN THIS PROSPECTUS AND ANY ACCOMPANYING SUPPLEMENT IS COMPLETE AND ACCURATE AS OF THE DATES ON THEIR COVERS, BUT THE INFORMATION MAY HAVE CHANGED AFTER THAT DATE.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following statement sets forth the estimated amounts of expense to be borne by the registrant in connection with the offering described in this Registration Statement:

         Registration Fee Under Securities Act                 $   3,466
         Legal Fees                                               25,000*
         Accounting Fees and Expenses                              8,500*
         Printing and Mailing Copies                                 500*
         Miscellaneous Fees and Expenses                             500*
                                                               ---------

                  Total                                        $  37,966*
                                                               =========

----------------

*Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The California Corporations Code and the articles of incorporation and bylaws of the registrant and its bank subsidiary provide for indemnification of our directors and officers for liabilities and expenses that they may incur in such capacities.

         Article IV of the registrant's articles of incorporation provides that the liability of directors of the registrant for monetary damages shall be eliminated to the fullest extent permissible under California law. Article V of the bank subsidiary's articles of incorporation provides that the bank subsidiary is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) to the fullest extent permissible under California law, and that any amendment, repeal or modification of the provisions of that article shall not adversely affect any right or protection of an agent of the bank subsidiary existing at the time of such amendment, repeal or modification.

         Article V of the registrant's bylaws provides that the registrant's directors, officers, employees and agents are entitled to indemnification unless the standard of conduct under California law allowing for indemnification is not met. The indemnification provisions of the articles of incorporation and bylaws of the bank subsidiary are substantially similar to those of the registrant.

         Although there are indemnification obligations in connection with trust preferred instruments for officers and directors involved in those processes, the employee stock ownership plan relative to administrators and trustees, the employment agreement of Stephen H. Wacknitz, the employment agreements of Tom Ivory, James Andrews, Steve Janda and Robert Flores (which was terminated effective January 12, 2007) in connection with their respective, immediate prior employers and possible litigation in connection therewith, generally the indemnification obligations are no broader than those provided in the bylaws of the registrant and the bank subsidiary.

         Under California law, a corporation may indemnify any agent of the corporation who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) as a result of acting as an agent for the corporation against amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful.

         The registrant maintains one or more policies of insurance covering directors' and officers' liability in an insured amount of not less than $5 million. The insurance policies cover, among other things, claims asserted under federal and state securities laws and such other matters as are customary and appropriate for publicly traded companies operating in the registrant's industry.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the registrant's directors, officers and controlling persons pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 16.  EXHIBITS

         The exhibits filed as a part of this registration statement are as follows:

EXHIBIT NUMBER             DESCRIPTION

       4.1    Form of Subscription Agreement dated November 21, 2006 (1)

       4.2    Form of Registration Rights Agreement dated November 21, 2006 (1)

       5      Opinion of McAndrews, Allen & Matson, A.P.C. (3)

       23.1   Consent of Independent Registered Public Accounting Firm (2)

       23.2   Consent of Independent Registered Public Accounting Firm (2)

       23.3   Consent of McAndrews, Allen & Matson, A.P.C. (contained in Exhibit
              5) (3)

       24 Power of Attorney (contained on the signature page of this registration statement) (2)



       (1) Incorporated by reference to the registrant's Form 8-K for November 21, 2006 filed with the SEC on November 22, 2006.

       (2)    Filed herewith.

       (3)    To be filed by amendment.

ITEM 17.  UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED HOWEVER, that:

                  (A) Paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

                  (B) Paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

                  (C) PROVIDED FURTHER, HOWEVER, that paragraphs (1)(i) and
(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

         (1) If the registrant is relying on Rule 430B:

                  (i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

                  (ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x), for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof. PROVIDED, HOWEVER, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

         (2) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. PROVIDED, HOWEVER, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

         For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

                  The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

                  (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

                  (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

                  (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

                  (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Temecula, State of California, on January 10, 2007.

                                   TEMECULA VALLEY BANCORP INC.


                                   By:   /s/ Stephen H. Wacknitz
                                       -----------------------------------
                                       Stephen H. Wacknitz
                                       President and Chief Executive Officer


                                POWER OF ATTORNEY
         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below, hereby makes, constitutes and appoints Stephen H. Wacknitz his true and lawful attorney, with full power to sign for such person and in such person's name and capacity indicated below, with full power of substitution, any and all amendments, including post-effective amendments, to this registration statement, and to perform any acts necessary to file such amendments, with exhibits thereto and other documents in connection therewith, and each of the undersigned does hereby ratify and confirm his signature as it may be signed by his said attorney and agent to any and all such documents and all that said attorney and agent, or his substitute, shall do or cause to be done by virtue hereof.



SIGNATURE                     TITLE                                   DATE
/s/ Stephen H. Wacknitz       President, Chief Executive             January 10, 2007
-----------------------       Officer (principal executive officer)
Stephen H. Wacknitz           and Chairman of the Board


/s/ Donald A. Pitcher         Executive Vice President,              January 10, 2007
---------------------         Chief Financial Officer (principal
Donald A. Pitcher             financial and accounting officer)


/s/ Steven W. Aichle, D.V.M.  Director                               January10, 2007
----------------------------
Dr. Steven W. Aichle


/s/ Robert P. Beck, D.D.S.    Director                               January10, 2007
--------------------------
Dr. Robert P. Beck


/s/ Neil M. Cleveland         Director                               January10, 2007
---------------------
Neil M. Cleveland

/s/ George Cossolias          Director                               January10, 2007
--------------------
George Cossolias

/s/ Luther J. Mohr            Director                               January10, 2007
------------------
Luther J. Mohr

/s/ Richard W. Wright         Director                               January10, 2007
---------------------
Richard W. Wright

                   INDEX TO EXHIBITS ATTACHED TO THIS FORM S-3

EXHIBIT NUMBER             DESCRIPTION

       23.1   Consent of Independent Registered Public Accounting Firm

       23.2   Consent of Independent Registered Public Accounting Firm

       24 Power of Attorney (contained on the signature page of this registration statement)